Exhibit 10.61

August 11, 2021 Hampton Inn & Suites Pineville c/o Lodging Fund REIT 3 by Legendary Capital Attn: Mr. Chris Johnston 1635 43rd St. S, Suite 205 Fargo, ND RE: Loan #: 355274 – DSCR Waiver Borrower: LF3 Pineville, LLC Property: Hampton Inn & Suites Pineville Dear Mr. Johnston, In response to your request, Grandbridge has received notice that CWCapital Asset Management LLC (“CW”), in its capacity as Special Servicer for the Wells Fargo GS 2014-GC22 portfolio (“Lender”), has reviewed the DSCR Waiver request for LF3 Pineville, LLC and hereby consents to an 18-month temporary waiver of the enforcement of the DSCR Trigger Event requirement and Cash Management implementation based on DSCR Trigger Event through the end of YE2021. CW’s consent is subject to the following conditions: 1. Borrower to provide documentation needed to establish the DACA/CMA accounts in the event of Borrower defaults. Borrower continuing to pay monthly debt servicer including all applicable reserves. Receipt of $1,000 Review Fee. 2. 3.

Please remit the funds to Grandbridge via the below payment instructions. This transaction has been approved by the Controlling Class Representative. If there are any substantive changes from the approved case, including the above conditions, an amendment of the original case should be submitted to lender. If the foregoing conditions are not satisfied, this consent shall be deemed automatically rescinded. This consent is strictly limited to its terms and CWCapital has no obligation to consent to any similar requests in the future. Should you have any questions or comments, please do not hesitate to contact me via e-mail at Sincerely, Mace Muse Asset Manager